UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 24, 2010
Advanced Energy Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26966	84-0846841
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1625 Sharp Point Drive, Fort Collins, Colorado	80525
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (970) 221-4670
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On March 24, 2010, Advanced Energy Industries, Inc. (“Advanced Energy”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Neptune Acquisition Sub, Inc. (“Acquisition Sub”), an Oregon corporation and wholly-owned subsidiary of Advanced Energy, and PV Powered, Inc., an Oregon corporation (“PV Powered”). Pursuant to the Merger Agreement, Advanced Energy will acquire PV Powered, a leading solar inverter company based in Bend, Oregon, through a reverse triangular merger, whereby Acquisition Sub will merge with and into PV Powered, with PV Powered being the surviving corporation and a wholly-owned subsidiary of Advanced Energy (the “Merger”).
Under the terms of the Merger Agreement, upon the closing of the Merger, shareholders of PV Powered will receive cash in the amount of $35,000,000 minus certain closing date indebtedness and unsatisfied transaction costs, plus $15,000,000 in shares of common stock of Advanced Energy. Additional cash consideration in an amount of up to $40,000,000 is payable to the shareholders of PV Powered if certain financial targets are met during the period between the closing and December 31, 2010. Advanced Energy has covenanted to file a registration statement within 60 days of the closing of the Merger to register the public resale of the shares issued to the shareholders of PV Powered in the Merger.
The Merger Agreement and the Merger were approved by the boards of directors of each of Advanced Energy, Acquisition Sub and PV Powered. The consummation of the Merger is subject to customary closing conditions, including, but not limited to, obtaining the approval of the shareholders of PV Powered, the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, and the absence of any development or event since the date of the Merger Agreement that has or would reasonably be expected to result in a material adverse effect on either PV Powered (in the case of Advanced Energy’s obligation to close) or Advanced Energy (in the case of PV Powered’s obligation to close).
The Merger Agreement contains a customary non-solicitation provision restricting PV Powered with respect to its rights to negotiate or enter into other acquisition or sale transactions before the closing of the Merger. In addition, Advanced Energy, Acquisition Sub and PV Powered each made customary representations, warranties and covenants in the Merger Agreement. The Merger Agreement contains certain termination rights for both Advanced Energy and PV Powered.
The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Advanced Energy. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Advance Energy, PV Powered, or Acquisition Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Advanced Energy’s public disclosures.
PV Powered, founded in 2003, is a rapidly growing, privately owned solar inverter company based in Bend, Oregon. PV Powered utilizes certain proprietary inverter technology to develop and produce lines of commercial, utility and residential solar inverters.
The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by the actual terms of the Merger Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01 Other Events
On March 24, 2010, Advanced Energy issued a press release announcing the execution of the Merger Agreement, a copy of which is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Agreement and Plan of Merger by and among Advanced Energy Industries, Inc., PV Powered, Inc. and Neptune Acquisition Sub, Inc., dated as of March 24, 2010*

99.1	Press Release dated March 24, 2010

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Advanced Energy undertakes to furnish supplemental copies of any of the omitted schedules upon request by the Securities and Exchange Commission

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Energy Industries, Inc.
Date: March 24, 2010	/s/ Thomas O. McGimpsey
Thomas O. McGimpsey
Vice President, General Counsel & Corporate Secretary

Exhibit Index

10.1	Agreement and Plan of Merger by and among Advanced Energy Industries, Inc., PV Powered, Inc. and Neptune Acquisition Sub, Inc., dated as of March 24, 2010*

99.1	Press Release dated March 24, 2010

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Advanced Energy undertakes to furnish supplemental copies of any of the omitted schedules upon request by the Securities and Exchange Commission